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                                                                                                  Exhibit 11

                                          WEST ESSEX BANCORP, INC.
                                      COMPUTATION OF EARNINGS PER SHARE
                                      ---------------------------------

                                                          Three Months Ended           Nine Months Ended
                                                             September 30,               September 30,
                                                        ----------------------    --------------------------
                                                           1999         1998         1999           1998
                                                        ----------    --------    ----------    ------------
Net income .........................................    $  783,392    $486,485    $2,268,664    $ 1,479,268

Weighted average number of common shares outstanding     4,009,842         N/A     4,048,571            N/A

Common stock equivalents due to dilutive effect
  of stock options .................................         8,046         N/A         2,682            N/A

Total weighted average number of common shares
  and common share equivalents outstanding .........     4,017,888         N/A     4,051,253            N/A

Basic earnings per common share ....................    $     0.20         N/A    $     0.56            N/A

Diluted earnings per common share ..................    $     0.19         N/A    $     0.56            N/A

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